Exhibit  99.1

         New York Community Bancorp, Inc. Issues Announcement

    Business Editors

    WESTBURY, N.Y.--(BUSINESS WIRE)--May 9, 2004--New York Community Bancorp, Inc. (NYSE: NYB) today announced that its Board of Directors has authorized the Company's management team to engage Bear Stearns & Co., Inc., Citigroup Global Markets, Inc., and Sandler O'Neill & Partners, L.P. to assist the Company in undertaking a review of its strategic alternatives, including remaining independent.
    Commenting on the announcement, President and Chief Executive Officer Joseph R. Ficalora stated, "We have always been a company that has focused on shareholder value, and this review is consistent with that focus."
    New York Community Bancorp, Inc. is the $26.5 billion holding company for New York Community Bank and the third largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 141 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    Forward-looking Statements and Associated Risk Factors

    This release, and other written materials and statements the Company may issue, may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements are inherently subject to uncertainties, risks, and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from management's expectations and assumptions, due to changes in global, political, economic, business, competitive, market, regulatory, and other factors. Specific factors that could impact forward-looking statements are detailed from time to time in the Company's SEC filings, which are available at the Company's web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420